Sub-item 77(I)

LEGG MASON PARTNERS EQUITY TRUST
SUPPLEMENT DATED OCTOBER 1, 2014
TO THE SUMMARY PROSPECTUS, PROSPECTUS AND
STATEMENT OF ADDITIONAL INFORMATION OF
QS BATTERYMARCH GLOBAL EQUITY FUND,
EACH DATED MARCH 1, 2014

In connection with the reclassification of Class B shares to Class A shares, the following information has been filed pursuant to Rule 497, October 1, 2014, Accession Number 0001193125-14-359777as follows:
Effective November 17, 2014, the following information was added, as applicable, to those sections of the fund's Summary Prospectus, Prospectus and Statement of Additional Information as stated below.

Effective on or about the close of business on November 17, 2014, Class B shares will be closed to incoming exchanges and dividend reinvestment.

Effective on or about the close of business on November 19, 2014, all issued and outstanding Class B shares of the fund will be reclassified as Class A shares of the fund, with the same aggregate net asset value as the Class B shares held immediately prior to the reclassification. No contingent deferred sales charge will be charged on the reclassification of Class B shares and, once reclassified, the shares will no longer be subject to the contingent deferred sales charge currently charged on the redemption of Class B shares.